Exhibit 5.1

From:

Yaron Sobol, Adv.

Hamburger Evron & Co.

The Museum Tower

4 Berkowitz St.

Tel Aviv 6423806

Israel

August 10, 2020

To:

UroGen Pharma Ltd.

9 Ha’Ta’ssiya Street

Ra’anana 4365007

Israel

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel for UroGen Pharma Ltd., an Israeli company (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 400,000 of the Company’s ordinary shares, nominal value NIS 0.01 per share (the “Shares”), issuable under the UroGen Pharma Ltd. 2017 Equity Incentive Plan (the “Plan”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement to which this opinion is attached as an exhibit; (ii) a copy of the articles of association of the Company, as currently in effect (the “Articles”); (iii) resolutions of the board of directors (the “Board”) and the shareholders of the Company, which relate to the Registration Statement and the Plan; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In addition, we have assumed that the Shares and any equity awards that provide for the acquisition thereof will be granted in accordance with the Plan and the Articles.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares pursuant to the Plan has been duly and validly authorized and that, upon the grant of any such Shares or awards, and the vesting, exercise and/or settlement, as the case may be, of any equity awards to acquire Shares, in each case pursuant to the Plan and the Articles, such Shares will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours, Hamburger Evron & Co.

By:	/s/ Yaron Sobol
Yaron Sobol, Adv.